EXHIBIT 99.1

F I N A N C I A L RELATIONS BOARD	n e w s

RE: NN, Inc.
2000 Waters Edge Drive
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	(212) 827-3773

FOR IMMEDIATE RELEASE March 11, 2014

NN REPORTS FOURTH QUARTER AND TWELVE MONTHS RESULTS
Quarterly net sales increase of $9.9 million represents real growth of $8.0 million or 10.0%
2014 forecasted revenues in range of $400 million to $415 million

Johnson City, Tenn, March 11, 2014 – NN, Inc. (NASDAQ: NNBR) today reported its financial results for the fourth quarter and twelve months ended December 31, 2013.  Net sales for the fourth quarter of 2014 were $90.1 million, an increase of $9.9 million or 12.4% (currency adjusted), compared to net sales of $80.2 million for the fourth quarter of 2012.  This increase was due primarily to improved demand from European automotive markets and continued strong demand in North American and Asian automotive markets.   Continued strong demand in European heavy truck markets also contributed to the increased sales.

Pre-tax income for the fourth quarter of 2013 was $6.1 million, compared to 2012 fourth quarter of $0.5 million. This increase was due to improved sales and improved operating performance at our divisions. Reported net income for the fourth quarter 2013 was $4.5 million or $0.25 per diluted share, compared to prior year’s net income for the fourth quarter of $8.2 million, or $0.48 per diluted share.  Fourth quarter 2012 net income included a onetime $7.3 million benefit related to deferred tax accounting.

Net sales for full year 2013 were $373.2 million, an increase of $3.1 million, or 1.0% compared to net sales of $370.1 million for full year 2012.  Lower demand due mainly to weak European automotive end markets and slowing Asian economic growth in the first half of the year gave way to improved economic conditions and greater demand in European, North American and Asian automotive markets in the second half of the year.

Pre-tax income for the full year of 2013 was $25.2 million, compared to the full year of 2012 of $20.3 million. This increase was due to improved operating performance at our divisions. Reported net income for the full year of 2013 was $17.2 million, or $1.00 per diluted share compared to $24.3 million, or $1.42 per diluted share for the comparable period last year.  Full year 2012 taxes included a onetime $7.3 million benefit related to deferred tax accounting.

As a percentage of net sales, cost of products sold for the fourth quarter of 2013 decreased to 79.8% from 81.9% for the prior year’s fourth quarter.  Cost of products sold for full year 2013 was 79.1% as compared to 79.7% for the same period last year.  The decrease in the cost of products sold as a percentage of sales reflects the continuing operational performance improvement in our divisions.

Debt, net of cash, was $33.4 million at December 31, 2013, a decrease of $17.1 million over the December 31, 2012 amount of $50.5 million.  Capital spending totaled $15.3 million for the year versus a budget of $17 million.  The Company reinstated its quarterly cash dividend during the second quarter of 2013.  Dividends paid during the year were $3.1 million.

Richard Holder, President and Chief Executive Officer, commented, “We finished 2013 strong despite the negative impact of the persistent weak economic conditions in Europe.  Sales were also negatively impacted in the short-term by our strategic decision to shed non-core, non-strategic products and customer platforms.  However, as a result of this action we are now positioned for future growth at higher levels of profitability.  Even considering these factors, our fourth quarter revenues were up 10.0% in currency adjusted numbers as compared to last year’s fourth quarter.  Along with the positive revenue trend, we have been able to leverage strong incremental profits for each additional dollar of revenue generated.

“During 2013, we continued to strengthen our balance sheet having reduced net debt by $17.1 million.   We accomplished this while at the same time reinstating our quarterly dividend.  We entered 2014 well positioned to fund our organic and acquisitive growth plans as well as shareholder value initiatives, all of which are key components of our strategic plan.

“While we are sensitive to the prolonged general economic uncertainty hanging over the markets as well as the weakness in European automotive markets and in particular European industrial markets, we are positive regarding NN’s opportunities in 2014.  We are forecasting 2014 sales to be in the range of $400 million to $415 million.  This guidance does not include any additional potential acquisitions we may close in 2014, but does include approximately $15 million of incremental revenues from our recently announced acquisition of the assets of V-S Industries.  The portfolio of V-S products is complementary to the Whirlaway Products and will roll up the operations under its NN Precision Metals Components Group.”

Mr. Holder concluded, “On January 30, 2014 we presented our revised and enhanced business strategy during our investor day meeting in New York City.  If you have not had an opportunity to view it, I encourage you to do so.  It is available on our website at www.nninc.com.  Our strategy includes numerous components and initiatives including plans to aggressively pursue acquisitive and organic growth opportunities in our core and adjacent markets to grow our Company from annual sales of $373 million in 2013 to $800 million in 2018.   We currently expect approximately 60% of this growth will come from acquisitions, approximately 20% will come from growth in adjacent markets and approximately 14% from organic growth, leaving approximately 6% from European economic recovery.  Our strategic plan calls for specific growth, including compound annual growth rates of: earnings per share of 31%, sales of 21% and EBIT of 31%.   Specific return targets of 13% return on invested capital and 5% free cash to sales.  These are bold, aggressive goals, but ones that our Board of Directors and management team strongly believe are obtainable and are strongly committed to achieving.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in

Johnson City, Tennessee, NN has 12 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $370 million in 2012.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Financial Tables Follow

NN, Inc.
Condensed Statements of Income
(In Thousands, except per share amounts)
(Unaudited)

Three Months Ended	Year Ended
December 31,	December 31,

	2013	2012	2013	2012

Net sales	$ 90,081	$ 80,155	$ 373,206	$ 370,084
Cost of products sold (exclusive of depreciation and amortization shown separately below)	71,848	65,615	295,136	294,859
Selling, general and administrative	7,737	7,296	33,281	31,561
Depreciation and amortization	4,022	4,440	16,957	17,643
(Gain) loss on disposal of assets	--	(9)	5	(17)
Restructuring and impairment charges	--	967	--	967
Income from operations	6,474	1,846	27,827	25,071

Interest expense	225	490	2,374	3,878
Other expense (income), net	191	888	275	852
Income before provision (benefit) for income taxes	6,058	468	25,178	20,341
Provision(benefit) for income taxes	1,573	(7,738)	8,000	(3,927)

Net income	$ 4,485	$ 8,206	$ 17,178	$ 24,268

Diluted income per share	$ 0.25	$ 0.48	$ 1.00	$ 1.42

Weighted average diluted shares outstanding	17,817	17,150	17,260	17,114

NN, Inc.
Condensed Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2013	December 31, 2012
Assets
Current Assets:
Cash	$ 3,039	$ 18,990
Accounts receivable, net	58,929	51,628
Inventories	54,530	46,150
Other current assets	9,176	10,528
Total current assets	125,674	127,296

Property, plant and equipment, net	121,089	119,687
Goodwill, net	8,624	8,254
Intangible assets, net	900	900
Other non-current assets	6,115	9,206
Total assets	$ 262,402	$ 265,343

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 40,687	$ 37,000
Accrued salaries, wages and benefits	11,761	10,174
Current maturities of long-term debt	10,477	5,801
Income taxes payable	1,340	543
Other current liabilities	5,119	5,240
Total current liabilities	69,384	58,758

Non-current deferred tax liabilities	3,844	3,850
Long-term debt, net of current portion	26,000	63,715
Other non-current liabilities	10,414	10,460
Total liabilities	109,642	136,783

Total stockholders’ equity	152,760	128,560

Total liabilities and stockholders’ equity	$ 262,402	$ 265,343

	Three Months Ended December 31, 2013		Year Ended December 31, 2013
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net Income	$ 4,485	$ 0.25	$ 17,178	$ 1.00
After tax restructuring and other non-recurring items	--	--	483	0.02
Foreign exchange loss on intercompany loans	--	--	84	0.01

Net Income from normal operations	$ 4,485	$ 0.25	$ 17,745	$ 1.03

	Three Months Ended December 31, 2012		Year Ended December 31, 2012
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net Income	$ 8,206	$ 0.48	$ 24,268	$ 1.42
Benefits from reversing deferred tax asset valuation allowances, net of offsetting tax charges	(7,257)	(0.43)	(7,257)	(0.43)
Impairment of non-operating assets	1,008	0.06	1,008	0.06
Foreign exchange loss on intercompany loans	827	0.05	1,110	0.07

Net income from normal operations	$ 2,784	$ 0.16	$ 19,129	$ 1.12

The Company’s management evaluates operating performance excluding unusual and/or nonrecurring items.  The Company believes excluding such items provides a more effective and comparable measure of performance and a clearer view of underlying trends. Since net income excluding these items is not a measure calculated in accordance with GAAP, this should not be considered as a substitute for other GAAP measures, including net income, as an indicator of performance.  Accordingly, net income/loss excluding the above items is reconciled to net income/loss on a GAAP basis.